Amendment No. 1 to Free Writing Prospectus pursuant to Rule 433 dated November 28, 2023

Registration Statement No. 333-269296

Market Linked Securities —Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due December 18, 2026

Summary of Terms				CUSIP:	40057XB20
Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)			Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying preliminary pricing supplement
Market measure:

An equally weighted basket (the “basket”) comprised of the following basket components (each referred to as a “basket component,” and collectively as the “basket components”). For each basket component, its weighting percentage also is set forth below:

Underwriting discount:

up to 2.825% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive the underwriting discount of up to 2.825% of the aggregate face amount of the securities sold. The agent may resell the securities to Wells Fargo Advisors (“WFA”) at the original issue price of the securities less a concession of 2.25% of the aggregate face amount of the securities. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a security WFA sells.

	Basket Component	Current Bloomberg Ticker	Weighting Percentage
	The common stock of Apple Inc.	AAPL UW	1/7
	The common stock of NVIDIA Corporation	NVDA UW	1/7
	The common stock of Microsoft Corporation	MSFT UW	1/7

* In addition, in respect of certain securities sold in this offering, GS&Co. may pay a fee of up to 0.2% of the aggregate face amount of the securities sold to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

	The Class A common stock of Alphabet Inc.	GOOGL UW	1/7
	The common stock of Amazon.com, Inc.	AMZN UW	1/7

Hypothetical Payout Profile*

* assumes a maximum return of 50.00%.

If the ending level is less than the threshold level, you will have 1-to-1 downside exposure to the decrease in the level of the basket in excess of the buffer amount and will lose some, and possibly up to 80%, of the face amount of your securities at maturity.

You should read the accompanying amendment no. 1 to preliminary pricing supplement dated November 28, 2023, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The securities are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Amendment no. 1 to preliminary pricing supplement dated November 28, 2023
•
WFS Product Supplement No. 3 dated February 24, 2023
•
Prospectus supplement dated February 13, 2023
•
Prospectus dated February 13, 2023

	The common stock of Tesla, Inc.	TSLA UW	1/7
	The Class A common stock of Meta Platforms, Inc. (formerly Facebook, Inc.)	META UW	1/7
Pricing date:	expected to be December 15, 2023
Issue date:	expected to be December 20, 2023
Calculation day:	expected to be December 15, 2026
Stated maturity date:	expected to be December 18, 2026
Starting level:	100
Ending level:

the product of (i) 100 times(ii) the sum of (a) 1 plus (b) the sum of the products, as calculated for each basket component, of: (1) its basket component return multipliedby (2) its weighting percentage

Basket return:	ending level – starting level starting level
Initial basket component price:	with respect to a basket component, the stock closing price of such basket component on the pricing date
Final basket component price:	with respect to a basket component, the stock closing price of such basket component on the calculation date
Basket component return:

with respect to a basket component, its “basket component return” is the percentage change from its initial basket component price to its final basket component price, measured as follows:

final basket component price – initial basket component price initial basket component price

Maximum return:	at least 50.00%
Upside participation rate:	100%
Threshold level:	80% of the starting level
Buffer amount:	20%
Payment amount at maturity (for each $1,000 face amount of your securities):	• if the ending level is greater than the starting level: $1,000 plus the lesser of: (i) $1,000 × basket return × upside participation rate; and (ii) the maximum return;

The estimated value of your securities at the time the terms of your securities are set on the pricing date is expected to be between $925 and $955 per $1,000 face amount. See the accompanying preliminary pricing supplement for a further discussion of the estimated value of your securities.

• if the ending level is less than or equal to the starting level, but greater than or equal to the threshold level: $1,000; or • if the ending level is less than the threshold level:
$1,000 + [$1,000 × (basket return + buffer amount)]

The securities have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary pricing supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the basket components, the terms of the securities and certain risks.

About Your Securities

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, WFS product supplement no. 3 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, WFS product supplement no. 3 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, WFS product supplement no. 3 and preliminary pricing supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying WFS product supplement no. 3, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary pricing supplement (but not those discussed in the accompanying WFS product supplement no. 3, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Selected Risk Considerations” in the accompanying preliminary pricing supplement, “ Risk Factors” in the accompanying WFS product supplement no. 3, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Amount Payable on Your Securities Is Not Linked to the Price of Each Basket Component at Any Time Other Than the Determination Date
▪
You May Lose a Substantial Portion of Your Investment in the Securities
▪
Your Securities Do Not Bear Interest
▪
The Potential for the Value of Your Securities to Increase Will Be Limited
▪
The Lower Performance of One Basket Component

May Offset an Increase in the Other Basket Components

▪
We Will Not Hold Shares of the Basket Components for Your Benefit
▪
You Have No Shareholder Rights or Rights to Receive Any Basket Component
▪
The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans
▪
The Tax Consequences of an Investment in Your Securities Are Uncertain
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the basket components, the terms of the securities and certain risks.